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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M   4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject
    to section 16. Form 4 or form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
--------------------------------------------------------------------------------

1. Name and Address of  2. Issuer Name and Ticker   6. Relationship of Reporting
   Reporting Person*       or Trading Symbol           Person(s) to Issuer
                                                      (Check all applicable)
                          Napoli Enterprises, Inc.
                          (OB: NPLE)  [formerly:       X  Director  X  10% Owner
 Eagle Harbour            Impulse Media Technologies  ---          ---
 Management, Inc.         Inc. (OB: IMTI)]             X  Officer      Other
 ------------------------ --------------------------  --- (give    --- (specify
 (Last)  (First) (Middle)                                  title        below)
                                                           below)
 c/o Napoli Enterprises, Inc.
 Suite 566 - 1027 Davie Street
 ------------------------------                      President & Chief Executive
       (Street)                                      --------------------------
                                                     Officer; Chief Financial
 Vancouver, BC  Canada V6E 4L2                       --------------------------
 -----------------------------                       Officer
  (City)  (State)       (Zip)                        --------------------------

3. I.R.S. Identification     4. Statement for      7. Individual or Joint/
   Number of Reporting          Month/Day/Year        Group Filing
   Person, if an entity           04-08-03            (Check Applicable Line)
   (Voluntary)                  -----------------         Form filed by One
            N/A                                        X  Reporting Person
   ----------------------    5. If Amendment,         ---
                                Date of Original          Form filed by More
                                (Month/Day/Year)          than One Reporting
                               02-20-03 (see Note)        Person
                               -------------------    ---

                         Table I -- Non-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Trans-  2.A       3. Trans-     4. Securities
   (Instr. 3)            action  Deemed       action        Acquired (A) or
                         Date    Execution    Code          Disposed of (D)
                                 Date, if     (Instr. 8)    (Instr. 3, 4, and 5)
                                 any
                        (Month   (Month                            (A)
                          Day/     Day/                             or
                         Year)    Year)      Code   V       Amount (D)   Price
   Common Shares -
   RESTRICTED (issued
   pursuant to Reg. S)  02-20-03   N/A        P           931,420   A    $0.40
   -------------------  -------- --------- ------------- -----------------------

   -------------------  -------- --------- ------------- -----------------------

   -------------------  -------- --------- ------------- -----------------------

                        5. Amount of           6. Owner-     7. Nature of
                           Securities             ship          Indirect
                           Beneficially           Form:         Beneficial
                           Owned                  Direct        Owner-
                           Following              (D) or        ship
                           Reported               Indirect
                           Transaction(s)         (I)

                           (Instr. 3 and 4)       (Instr. 4)    (Instr. 4)

                          2,144,218               Direct
                        -------------------    -------------    ----------------

                        -------------------    -------------    ----------------

                        -------------------    -------------    ----------------

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of  2. Conver-  3. Trans-  3A.       4. Trans-    5. Number of Deriv-
   Derivative   sion or     action  Deemed       action       ative Securities
   Security     Exercise    Date    Execution    Code         Acquired (A) or
   (Instr. 3)   Price of            Date, if     (Instr. 8)   Disposed of (D)
                Deri-       (Month/ any                       (Instr. 3, 4
                vative       Day/                              and 5)
                Security     Year)  (Month
                                     Day/
                                     Year)   Code  V         (A)           (D)

------------- --------- ---------- ------- ------------ ------------------------

------------- --------- ---------- ------- ------------ ------------------------

------------- --------- ---------- ------- ------------ ------------------------

6. Date Exer-         7. Title and Amount of    8. Price of    9. Number of
   cisable and           Underlying Securities     Derivative     derivative
   Expiration            (Instr. 3 and 4)          Security       Securities
   Date                                            (Instr. 5)     Benificially
   (Month/Day                                                     Owned Follow-
    Year)                                                         ing Reported
                                                                  Transaction(s)
   Date      Expira-                Amount or                     (Instr. 4)
   Exer-     tion          Title    Number of
   cisable   Date                   Shares

   ------------------  ------------------------  --------------  ---------------

   ------------------  ------------------------  --------------  ---------------

   ------------------  ------------------------  --------------  ---------------

10. Ownership       11. Nature of
    Form of             Indirect
    Derivative          Beneficial
    Security:           Ownership
    Direct (D) or       (Instr. 4)
    Indirect (I)
    (Instr. 4)

    -------------   --------------

    -------------   --------------

    -------------   --------------

Explanation of Responses:

Note:  This  transaction  was  originally  reported  manually by Steve Spanis on
Febuary  20,  2003,  who  is  the  controlling   shareholder  of  Eagle  Harbour
Management, Inc.



                         /s/ Steve Spanis                      February 20, 2003
                       -------------------------------         -----------------
                       **Signature of Reporting Person         Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.